Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-70170 and 333-174568) of Cerner Corporation of our report dated March 18, 2013, relating to the statements of net assets available for benefits of the Cerner Corporation 2001 Associate Stock Purchase Plan as of December 31, 2012 and 2011 and the related statements of changes in net assets available for benefits for the years ended December 31, 2012, 2011 and 2010, which report appears in the December 31, 2012 Annual Report on Form 11-K of the Cerner Corporation 2001 Associate Stock Purchase Plan.
/s/ Brown Smith Wallace, LLC
St. Louis, Missouri
March 18, 2013